 Exhibit 99.2

Company’s Strategic Plan Gains Traction As Organizational Changes Take Effect

Las Vegas, Nevada, June 5, 2025 – High Roller Technologies (“High Roller” and the “Company”) (NYSE: ROLR), operator of award-winning premium online casino brands High Roller and Fruta, is today providing an update on its Second Quarter (“Q2 2025”) performance.

Ben Clemes, Chief Executive Officer at High Roller Technologies, commented, “The first half of this year has been very important in laying the groundwork for High Roller’s future, and we are encouraged to see that our execution against the strategic plan we implemented in Q1 is both delivering the intended results, and accelerating the Company’s momentum.

As a result of our stated focus on business optimization initiatives, based on preliminary results I am pleased to share that we expect to report a significant decrease in the Company’s operating loss in Q2. In parallel, we have seen strong and consistent improvement in key performance indicators across all business operations, most notably in Finland, one of our core markets of focus. We have also significantly strengthened our executive leadership team with experienced, high-performing talent that have been immediately and positively impactful in their roles.”

Following the release of the High Roller’s First Quarter earnings report, insiders successfully completed the purchase of an additional 45,606 shares of stock, signaling positive confidence in the Company’s trajectory.

“Our execution throughout Q2 has been strong,” said Clemes. “Our confidence in High Roller’s future is at an all-time high and we expect to continue delivering positive results based upon the continued execution of our strategic plan.”

Q2 2025 Updates

●	The Company strengthened its leadership team with the hiring of industry veterans Emily Micallef (Chief of Staff, Chief Operating Officer), Seth Young (SVP Corporate Strategy & Investor Relations), Adam Felman (Chief Financial Officer).

●	Based on preliminary unaudited results, the Company expects a decrease in operating loss of approximately 50% for the month ending April 2025, and expects to remain on a trajectory to achieve similar results for the remainder of Q2.

●	Based on preliminary unaudited results, the Company expects to report Gross Gaming Revenue of approximately $2.5m and $2.75m, and Net Gaming Revenue of approximately $1.8m and $1.9m for the months of April 2025 and May 2025, respectively, the latter representing the best full month result of 2025.

●	Based on preliminary unaudited results, the Company expects to report Net Gaming Revenue of approximately $798k and $1.15m in Finland for the month of April 2025 and May 2025 respectively, representing a MoM increase in Net Gaming Revenue of approximately 45%.

●	The Company successfully submitted its license application to access Ontario’s regulated online casino market.

●	The Company announced a strategic technology partnership with Playtech (LSE: PTEC) to enter Ontario’s regulated online casino market.

Financial Results

The preliminary financial results included in this press release are preliminary, unaudited and subject to completion. Such preliminary results are subject to the finalization of quarter-end financial and accounting procedures, and actual results may vary from the preliminary results presented herein. The preliminary financial results represent management estimates that constitute forward-looking statements subject to risks and uncertainties. These preliminary estimates have not been audited by our independent registered public accounting firm.

Additional information with respect to the Company’s business, operations and financial condition for the three months ended March 31, 2025 is contained in the Company’s Quarterly Report on Form 10-Q and for the fiscal year ended December 31, 2024, is contained in the Company’s Annual Report on Form 10-K, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 5,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of online gaming through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

ir@highroller.com

800-460-1039

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